SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☐	Definitive Information Statement

OPTIGENEX INC.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

OPTIGENEX INC.
1170 Valley Brook Avenue, 2nd Floor, Suite B
Lyndhurst, NJ 07071

INFORMATION STATEMENT

   August 13, 2008

GENERAL INFORMATION

        This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $.001 per share (the "Common Stock"), of Optigenex Inc., a Delaware Corporation (the "Company"), to notify such Stockholders that on or about August 11, 2008, the Company received written consent in lieu of a meeting of stockholders from a shareholder holding 5,000,000 Series A Super Preferred shares which represent 100,000,000 voting shares of common stock.  Daniel Zwiren, the Company’s Chairman and Chief Executive Officer is the holder of the 5,000,000 Series A Super Preferred shares.  As the holder of the Series A Super Preferred shares, Mr. Zwiren has the right to vote each preferred share in an amount equal to twenty common shares on all matters submitted to the shareholders.  Therefore the 5,000,000 Series A Super Preferred shares can vote in an amount equal to 100,000,000 common shares and Mr. Zwiren has voted such amount in favor of approving the Amended Articles of Incorporation of the Company (the “Amendment”).  Accordingly the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time shall be increased to (i) two billion and five hundred million (2,500,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock and, (ii) the par value of the Company’s common and preferred shares shall be decreased from $0.001 to $0.00001.

        On August 8, 2008, the Board of Directors of the Company approved the Amendment subject to Stockholder approval. The Majority Stockholders approved the Amendment by written consent in lieu of a meeting on August 11, 2008 in accordance with the Delaware Business Corporation Act.  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendments.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

        The Amendment to the Company's Certificate of Incorporation increased the number of shares of stock that the Company shall be authorized to have outstanding at any time to 2,500,000,000shares of common stock at a par value of $0.00001, and 20,000,000 shares of preferred stock at a par value of $0.00001.

        The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on August 8, 2008, as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

        You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Amendment will not be filed with the Secretary of State of the State of Delaware or become effective until at least 20 calendar days after the mailing of this Information Statement.

        This Information Statement is being mailed on or about September ___, 2008 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Forms 10-KSB, 10-QSB and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

        The following documents as filed with the Commission by the Company are incorporated herein by reference:
1.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008; Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007.

2.	Annual Report on Form 10-KSB for the year ended December 31, 2007.

OUTSTANDING VOTING SECURITIES

        As of the date of the Consent by the Majority Stockholders, August 11, 2008, the Company had 66,533,776 shares of Common Stock issued and outstanding, and there were 5,000,000 shares of Series A Super Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Each share of outstanding Series A Super Preferred Stock is entitled to 20 votes on matters submitted for Stockholder approval.

         On August 11, 2008, Daniel Zwiren, acting with voting power as majority shareholder executed and delivered to the Company a written consent approving the Amendment to the Articles of Incorporation.  Since the Amendment to the Articles of Incorporation has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

        The DBCA provides in substance that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following information table sets forth certain information regarding the Company's common stock owned on August 8, 2008 by (i) each of whom is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Name and Address of Directors, Officers and 5% Shareholders	Amount and Nature of Beneficial Ownership	Percent of Class
Daniel Zwiren (1) (2) 1170 Valley Brook Avenue, 2nd Floor, Suite B Lyndhurst, NJ 07071	5,000,000 Series A Super Preferred	100%

Officers and Directors as a Group (1 person)	5,000,000 Series A Super Preferred	100%

(1)	Indicates Director
(2)	Indicates Officer

DISSENTER’S RIGHTS OF APPRAISAL

        The Stockholders have no right under the DBCA, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted in the Amendments.

AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION TO
INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK, INCREASE THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK, AND DECREASE THE PAR VALUE OF THE COMMON AND PREFERRED SHARES.

The Company's Articles of Incorporation, as amended (the "Articles of Incorporation") authorizes the maximum number of shares outstanding at any time shall be one hundred million (100,000,000) shares of Common Stock $0.001 par value, and five million (5,000,000) shares of preferred stock $0.001 par value.  On August 8, 2008, the Board of Directors approved an amendment to the Articles of Incorporation to authorize two billion and five hundred million (2,500,000,000) shares of Common Stock, twenty million (20,000,000) shares of preferred stock, and decrease the par value of the Company’s common and preferred shares to $0.00001.  The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common and Preferred Stock. On August 11, 2008, the holders of a majority of the outstanding voting shares of Company approved the amendment by written consent.

Between August 31, 2005 and July 15, 2008, the Company entered into a series of nine Securities Purchase Agreements with a group of five accredited investors (New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., AJW Partners, LLC and AJW Master Fund Ltd., collectively the "Note Holders") for the sale of an aggregate of $5,716,704 of Callable Secured Convertible Notes (the "Notes") and warrants to purchase up to 160,625,000 shares of its common stock (the “Warrants”).

The notes carry an interest rate of 8% and mature three years from the date of issuance. Interest is paid quarterly in arrears. The Company is not required to make any payments of principal during the three year term of the notes. The notes are convertible into shares of the Company’s common stock at the note holders' option, at the lower of (i) a fixed price of $3.20 or (ii) 45% of the average of the three lowest intra-day trading prices for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board for the 20 trading days preceding the conversion date. The Company also granted the note holders a security interest in substantially all of its assets.

The notes provide for certain Events of Default, which include (i) the non-payment of principal and/or interest when due, (ii) failure to timely register for resale, the common shares underlying the conversion of the convertible notes and warrants if and when required, and (iii) failure to reserve from its authorized shares an amount equal to two times the number of shares potentially issuable upon the full conversion of all notes.

If an Event of Default occurs, the note holders may demand repayment at the greater of (a) 140% of the “Default Sum”, being principal outstanding, together with accrued interest, default interest due (if any) and registration penalties due (if any) or the “parity value” of the Default Sum, where parity value means (a) the number of shares of Common Stock issuable upon conversion of the Default Sum, treating the trading day immediately preceding the repayment date as the “conversion date” for purposes of determining the applicable conversion price, multiplied by (b) the highest closing price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the repayment date.

On August 31, 2005, the Company sold $1,300,000 of notes to the note holders. As of August 11, 2008, the Company had made voluntary principal payments of $115,555, and the note holders had converted $133,981 of their notes into shares of the Company’s common stock resulting in a remaining principal balance of $1,050,464 as of such date. This amount is due in full on August 31, 2008.

On October 19, 2005, the Company sold $1,350,000 of notes to the note holders. No principal payments have been made under these notes and the note holders have not converted any portion of the notes into shares of the Company’s common stock. The full principal amount of $1,350,000 is due in full on October 19, 2008.

The Company advised the note holders that it will not have the necessary funds to repay the remaining principal balance of $1,050,464 on August 31, 2008 and $1,350,000 on October 19, 2008.

On August 7, 2008, the Company and the note holders entered into a letter agreement as follows:

(i) The note holders agreed to waive any and all future events of default under all notes related to Company’s failure to pay principal and/or interest when due until December 31, 2008. This waiver effectively extends the maturity date of the August 31, 2005 notes from August 31, 2008 to December 31, 2008. The waiver also effectively extends the maturity date of the October 19, 2005 notes from October 19, 2008 to December 31, 2008.

(ii) In exchange for this waiver, the Company agreed to amend its Articles of Incorporation to provide for an increase in the number of authorized shares from 100,000,000 to 2,500,000,000. The Company also agreed that in the event that the number of outstanding shares is equal to or greater than 2,000,000,000, it will have 60 days from such date to increase its authorized shares from 2,500,000,000 to 5,000,000,000. This action will satisfy the requirement that the Company reserve from its authorized shares an amount equal to two times the number of shares potentially issuable upon the full conversion of all notes.

(iii) The Company also agreed to amend its Articles of Incorporation to decrease the par value of its common and preferred shares from $0.001 to $0.00001. The note holder required this change due to the fact that the Company’s common stock is trading below the current par value of $0.001. Pursuant to the Delaware General Corporation Law § 157, the Company cannot issue shares of its common stock at a value less than par value.

Increase in Authorized Preferred Shares

The Board of Directors believes that it is prudent to have available authorized and un-issued preferred stock available for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. The Company currently has no arrangements or understandings for the issuance of additional shares of stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue shares of preferred stock in the future, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

Decrease in Par Value of Common and Preferred Shares

Pursuant to the requirements of the Delaware General Corporation Law Section 242, the Board of Directors of the Company proposed and recommended to the stockholders to amend the Company’s Articles of Incorporation to decrease the par value for the Company’s common stock and preferred stock from $0.001 per share to $0.00001 per share. On August 11, 2008, the Majority Stockholders, by written consent in lieu of a meeting, approved a Certificate of Amendment to the Company’s Articles of Incorporation. No further consents, votes or proxies are or were necessary to effect the approval of the Certificate of Amendment to the Company’s Articles of Incorporation.

If the proposal had not been adopted by the Majority Stockholders, it would have been necessary for this action to have been considered by the Company’s stockholders at a special or annual stockholders’ meeting convened for at least the purpose of approving the change to the par values.

After the additional shares are used for the specific purpose set forth above, the general purpose and effect of the amendment to the Company's Articles of Incorporation is to authorize 2,400,000,000 additional shares of Common Stock, 15,000,000 additional shares of Preferred Stock, and a decrease in the par value of the Common and Preferred Stock from $0.001 to $0.00001.

Specifically, the increase in authorized shares is necessary based upon the financings completed by the Company. When the Board of Directors deem it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations. The Company currently has no other plans than what is described above.

EFFECTIVE DATE OF AMENDMENTS

        Pursuant to Rule 14c-2 under the Exchange Act, the filing of the Amendment to the Certificate of Incorporation with the Delaware Secretary of State, or the effective date of such filing, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on September ___, 2008.

By Order of the Board of Directors

/s/ Daniel Zwiren
Chairman and Chief Executive Officer